Filed Pursuant to Rule 424(b)(7)

File No. 333-142732

PROSPECTUS SUPPLEMENT

LENNAR CORPORATION

This Prospectus Supplement is being filed to provide information about persons who, at the date of this Prospectus Supplement, may sell securities by means of the Form S-3 prospectus included in the Form S-8 prospectus that is part of Registration Statement File No. 333-142732. The information below is as of December 31, 2011.

Name	Position(s) with registrant	Shares of Class A common stock owned (1)	Shares of Class B common stock owned (1)	Amount offered for security holder’s account (2)	Percentage to be owned after completion of offering (3)
Stuart A. Miller	Chief Executive Officer; Director	2,539,132	21,409,804	1,516,202	11.9%
Richard Beckwitt	President (4)	1,279,436	—	1,350,000	Less than 1%
Jonathan M. Jaffe	Vice President and Chief Operating Officer	1,496,852	38,218	1,354,000	Less than 1%
Bruce E. Gross	Vice President and Chief Financial Officer	696,616	72,382	493,000	Less than 1%
Diane J. Bessette	Vice President and Treasurer	242,857	8,159	194,000	Less than 1%
Mark Sustana	Secretary and General Counsel	151,953	—	160,000	Less than 1%
David M. Collins	Controller	114,200	1,628	129,200	Less than 1%
Irving Bolotin	Director	96,915	15,288	25,484	Less than 1%
Steven L. Gerard	Director	22,618	850	17,500	Less than 1%
Theron I. (“Tig”) Gilliam, Jr	Director	8,400	—	7,000	Less than 1%
Sherrill W. Hudson	Director	25,500	5,000	15,500	Less than 1%
R. Kirk Landon	Director	49,300	22,380	17,500	Less than 1%
Sidney Lapidus	Director	215,842	39,996	19,922	Less than 1%
Donna Shalala	Director	17,000	200	17,500	Less than 1%
Jeffrey Sonnenfeld	Director	17,604	—	17,500	Less than 1%

(1)	Includes shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(2)	Includes shares issuable upon exercise of options outstanding under the 2000 Stock Option and Restricted Stock Plan, 2003 Stock Option and Restricted Stock Plan and 2007 Equity Incentive Plan (including options that are not currently exercisable and will not become exercisable within 60 days). Also includes restricted stock issued under the 2007 Equity Incentive Plan.

(3)	Assuming all Class A and Class B shares that are being offered are sold.

(4)	In April 2011, Mr. Beckwitt was promoted from Executive Vice President to President.

January 31, 2012